EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 33-46836, 333-64799 and 333-169276 on Form S-8 of Warwick Valley Telephone Company of our report dated March 15, 2012, relating to the financial statements of Orange County-Poughkeepsie Limited Partnership as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding affiliate revenues), appearing in this Annual Report on Form 10-K of Warwick Valley Telephone Company for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
March 15, 2012